EXHIBIT 11

                   ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES

                      COMPUTATION OF INCOME PER COMMON SHARE
                        ($ in millions, except share data)

                                    Years Ended December 31,
                                   1994          1993         1992
Income before extraordinary
 item and cumulative effect
 of changes in accounting
 principle                       $113.9         $91.7        $72.5

Extraordinary item, net               -         (23.4)           -

Cumulative effect of changes
 in accounting principles             -          (0.1)        23.4
Net income                       $113.9         $68.2        $95.9

Calculation of average
 number of shares outstanding:
Primary:
Weighted average number
 of common shares
 outstanding                 42,597,044    42,560,082  42,508,910
Effect of shares issuable
 under stock options            128,695       119,601      91,197
                             42,725,739    42,679,683  42,600,107

Fully diluted:
Weighted average number
 of common shares            42,597,044    42,560,082  42,508,910
 outstanding
Effect of shares issuable
 under stock options (1)        128,695       176,638     101,061
                             42,725,739    42,736,720  42,609,971

Income per common share:
Primary:
Before extraordinary item
 and cumulative effect of
 changes in accounting
 principles                       $2.67         $2.14       $1.70

Extraordinary item, net              -          (0.55)          -

Cumulative effect of changes
 in accounting principles            -              -        0.55
Net income                       $2.67          $1.59       $2.25

Fully diluted:
Before extraordinary item
 and cumulative effect of changes
 in accounting principles        $2.67          $2.14       $1.70

Extraordinary item, net             -           (0.55)          -

Cumulative effect of changes
 in accounting principles           -               -        0.55
Net income                      $2.67           $1.59       $2.25

(1) Such items are included in primary calculation. Additional shares represent difference between average price of Common Stock for the period and the end of period price.